UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2026

T-MOBILE US, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33409	20-0836269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12920 SE 38th Street Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TMUS	The NASDAQ Stock Market LLC
3.550% Senior Notes due 2029	TMUS29	The NASDAQ Stock Market LLC
3.700% Senior Notes due 2032	TMUS32	The NASDAQ Stock Market LLC
3.150% Senior Notes due 2032	TMUS32A	The NASDAQ Stock Market LLC
3.850% Senior Notes due 2036	TMUS36	The NASDAQ Stock Market LLC
3.500% Senior Notes due 2037	TMUS37	The NASDAQ Stock Market LLC
3.800% Senior Notes due 2045	TMUS45	The NASDAQ Stock Market LLC
6.250% Senior Notes due 2069	TMUSL	The NASDAQ Stock Market LLC
5.500% Senior Notes due March 2070	TMUSZ	The NASDAQ Stock Market LLC
5.500% Senior Notes due June 2070	TMUSI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 5, 2026, T-Mobile USA, Inc. (“T-Mobile USA”), a Delaware corporation and wholly-owned subsidiary of T-Mobile US, Inc. (“Parent”), entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) by and among T-Mobile USA, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders, swingline lenders and L/C issuers party thereto. The Credit Agreement amends and restates in its entirety the Amended and Restated Credit Agreement, dated as of October 17, 2022, by and among T-Mobile USA, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders, swingline lenders and L/C issuers party thereto.

The amendment and restatement increases the commitments under the revolving credit facility from $7.5 billion to $10.0 billion and extends the maturity of the commitments to January 5, 2031, except as otherwise extended or replaced. T-Mobile USA may repay amounts borrowed, reborrow and/or terminate the commitments under the Credit Agreement (in whole or part) at any time without premium or penalty.

Borrowings under the Credit Agreement will bear interest based upon the applicable benchmark rate, depending on the type of loan and, in some cases, T-Mobile USA’s election, plus a margin. The benchmark rates consist of (i) the Base Rate, (ii) Term SOFR, (iii) the EURIBO Rate, (iv) Daily Simple SONIA, (v) Adjusted Term CORRA or (vi) Daily Simple SARON, each as described in the Credit Agreement. Applicable margins are 0.00% in the case of Base Rate Loans (as defined in the Credit Agreement) and range from 0.600% to 1.000% in the case of Term Benchmark Loans and RFR Loans (each as defined in the Credit Agreement) depending on the credit rating of T-Mobile USA’s senior unsecured long-term debt (the “Applicable Debt Rating”). T-Mobile USA will pay an unused commitment fee, calculated quarterly in arrears, at a rate per annum ranging from 0.040% to 0.080% depending on the Applicable Debt Rating. The $10.0 billion revolving credit facility includes a letter of credit sub-facility of up to $1.5 billion and a swingline loan sub-facility of up to $500 million.

T-Mobile USA’s obligations under the Credit Agreement are guaranteed by Parent and by all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries (other than certain excluded subsidiaries, including certain designated special purpose finance vehicle entities, insurance subsidiaries and immaterial subsidiaries). The obligations under the Credit Agreement are not secured by any assets of T-Mobile USA, Parent or any of their subsidiaries.

Subject to customary exceptions, the Credit Agreement contains certain limitations on the ability of T-Mobile USA and its restricted subsidiaries to engage in certain activities, including incurrence of liens and consolidations and mergers. The Credit Agreement also contains a financial maintenance covenant, requiring T-Mobile USA to maintain a Leverage Ratio (as defined in the Credit Agreement) of 4.50 to 1.00 or less at each fiscal quarter end.

The Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of certain representations and warranties, cross defaults to certain indebtedness, certain events of bankruptcy and insolvency, certain judgments, a change of control coupled with a ratings downgrade, certain ERISA events and the invalidity of the loan documents.

The lenders and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research and principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the lenders and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Parent or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The above description of the Credit Agreement is a summary only and is qualified in its entirety by the full and complete terms of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is also responsive to Item 2.03 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are provided as part of this Current Report on Form 8-K:

(d) Exhibits:

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated January 5, 2026, by and among T-Mobile USA, Inc., the lenders, swingline lenders and L/C issuers party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-MOBILE US, INC.

January 6, 2026	/s/ Peter Osvaldik
Name: Peter Osvaldik Title: Chief Financial Officer